EXHIBIT 99.1
Smart Move, Inc. Announces Third Quarter 2008 Results
Quarterly Revenues Break All-Time Records With 78% Increase
DENVER, November 12, 2008 — Smart Move, Inc. (Amex:MVE), an innovative logistics company providing moving services with company-owned SmartVault™ shipping containers and with local delivery operations and the ability to move a consumer anywhere between the top 60 metropolitan service areas in America, today reported record quarterly revenues of $4.1 million for the quarter ended September 30, 2008, up 78% compared with revenues of $2.3 million in third quarter 2007. Revenues for nine months 2008 were $7.0 million, up 52% versus revenues of $4.6 million in the nine months 2007. Revenue increases reflect more completed moves and expanded utilization of the company’s SmartVault™ moving containers. Highlights for the period include:
•	Revenue Rises 78% vs. 3Q 2007

•	Number of Moves in Progress Increases 124% Year-Over-Year

•	The three months gross profit increased 329%, excluding depreciation, amortization and impairment

•	Corporate Relocation and Star Move Alliance Business Lines Increase
In the third quarter of 2008, Smart Move recorded a net loss of $3.8 million, or $(0.27) per share, compared with a net loss of $3.2 million, or $(0.29) per share in the third quarter of 2007. For the nine months ended September 30, 2008, the company reported a net loss of $10 million or $(0.77) per share compared with a net loss of $7.1 million or $(0.68) per share in the same period in 2007. The company noted that approximately 58% of the third quarter net loss reflected net non-cash items compared to approximately 42% for the same period in 2007.
Moves in progress, which measures the company’s current pipeline of moves that have been initiated but are not yet completed or the revenue recorded, increased to 799 at September 30, 2008 compared with 356 at the same date the year before. The revenues represented by these moves in progress was $1.8 million at September 30, 2008 compared with $1.2 million the prior year.
Completed moves for the three months ended September 30, 2008 were 1,364 compared with 658 during the same period in 2007. Approximately 70% of the company’s 2008 revenues came directly from consumer moves and storage, generated primarily through referrals from moving companies and direct sales via the company’s website (www.gosmartmove.com). However, with new sales and partnership initiatives, the company notes an increased percentage of sales in 2008 have been generated by affiliations with corporate relocation providers, the Star Move Alliance affiliate network, and national moving van lines.
Focus on Asset Utilization
“Our focus continues to be maximizing the utilization of our moving vaults by developing and expanding existing partnerships with leading moving companies and relocation firms, while also working to expand business with existing customers,” said Chris Sapyta, president and CEO. “Our moving vaults can be used by major van lines to assist them in handling both time sensitive moves and smaller moves that do not require the need to ship in a large moving van. The SmartVaults™ allow for a more efficient shipment generally at a lower cost and executed on a time guaranteed basis.
“While making improvements to its logistics network for operational efficiency, the company has focused its sales efforts on affiliations and partnering relationships that have the greatest potential to drive rapid revenue increases,” said Sapyta.
“Our Star Move Alliance (www.starmove.com) business, with major van line affiliations and more than 400 strategic agency affiliations, has led to a meaningful increase in referrals from a network of smaller companies, including real estate entities, without in-house relocation capabilities,” explained the chief executive. “We have also established new direct relationships with third party corporate relocation experts, and these are generating meaningful contributions to revenue.”
Sapyta continued: “The significant increase in our revenues and our moves in progress is encouraging, especially since the U.S. moving industry is down about 25% this year. However, we have a great deal of work ahead of us. We have a concerted sales initiative underway to identify partnerships and market opportunities that will give us the fastest possible path to better deploying our asset base of SmartVaults™ so we can increase container turns and generate even more dramatic revenue increases with better margins.” He added that “the company remains in a negative working capital situation, requires additional capital to fund operations and is working with its senior debt holders regarding payment schedules in conjunction with its capital raising efforts.”

Operations and Expenses
Operationally, Sapyta said the company is closely managing operating costs and continues to lower these costs relative to revenues. Further revenue increases as SmartVaults™ are deployed, combined with such cost reductions will have a positive impact on our operations, he explained. Sales, general and administrative costs remained flat year-over year for the nine months; however, as a percent of total revenue it declined significantly from 104% in 2007 to 68% of revenue in 2008.
Total cost of moving and storage, which includes transportation costs for shipping the SmartVaults™ and constitutes the bulk of the company’s operational costs, declined to 93% of revenues in third quarter 2008 compared with 97% in the prior year’s third quarter. The percentage decline reflected increased revenues combined with certain costs that are relatively fixed.
As a result of improved revenues and utilization, gross loss in third quarter 2008 declined 35% compared with third quarter 2007. For the nine months, the gross loss was 25% lower than in 2007.Gross loss includes sales, cost of moving and storage, and depreciation and amortization of operational assets. Excluding depreciation, amortization and impairment gross profit for the three months ended September 30, 2008 increased 329% to $290,634 as compared to $67,709 for the comparable period in 2007.
“We are primarily a service and logistics business,” said Sapyta. “Providing great service and on-time shipments is how we keep customers, generate referrals and satisfy operating partners. A continual push for efficiency and finding the most cost-effective transportation solution is how we succeed in logistics.”
Third quarter 2008 expenses included several non-cash charges totaling $2.2 million. Smart Move recorded a permanent impairment on retired global positioning system units of $355,000, board and executive stock compensation of $61,000, a $300,000 loss on a derivative liability, interest expense recorded on debt extinguishment and inducement to convert debt to equity and amortization of debt discounts of $811,000 and depreciation, amortization and impairment of $646,000. The depreciation reflects in part older SmartVaults™, which the company believes can still be utilized for monthly storage.
Sapyta concluded: “Smart Move is continuing to grow and we believe expand our value proposition within the relocation industry. This expansion will allow us to continue to drive revenue and expand utilization of our substantial asset base. It’s unfortunate that at this critical time for our company, we like many businesses across the country are contending with an economy that has put a damper on every category of moving, but encouraged that we have been able to grow our top line revenues in spite of these challenges.
“These are difficult challenges, However, we remain focused on building and running our business, which presents tremendous opportunities for growth. The cost-effective, flexible SmartVault™ solution is a 21st- Century response to major trends in the moving industry, including a shift away from many traditional and expensive moving solutions. We continue to look to the future.”
Conference Call
The company will host a conference call to discuss third quarter 2008 financial results on November 17, 2008 at 12:00pm (noon) Eastern. The conference call can be accessed live over the phone by dialing 800-366-7449, or for international +303-262-2083. A replay will be available one hour after the call and can be accessed from the Company’s website at http://www.gosmartmove.com under the investor relations section.

About Smart Move, Inc.
Smart Move is an innovative logistics company providing services through deployment of a fleet of Company-owned, SmartVault™ shipping containers to execute the movement of goods. Smart Move utilizes its proprietary and licensed technologies to efficiently manage its fleet of assets, providing superior security, scheduling flexibility and expedited service on behalf of its customers and alliance partners. Smart Move sells its services direct to moving consumers, and provides moving capacity and guaranteed logistic services to van lines and agents nationwide. Smart Move has operations in the top 60 cities in the USA and can service over 92 percent of the US population.
http://www.gosmartmove.com
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Certain statements in this release which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. These “forward-looking statements” are within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “indicate”, “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding the company’s expectations, beliefs, or intentions about the future and its ability to modify payment schedules related to outstanding convertible debt and to obtain capital or financing to meet its requirements and are based on information available to the company at this time. Smart Move assumes no obligation to update any of these statements and specifically declines any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to the ability of the Company to restructure outstanding convertible debt payment schedules and to obtain capital in the amounts and at the times required to continue operations, as well as other risks described in the company’s periodic reports, including its annual report filed on Form 10-KSB for the year ended December 31, 2007 quarterly reports on Form 10-Q and other filings with the SEC including the Risk Factors beginning on page 6 of the company’s Registration Statement on Form S-1, filed November 10, 2008 (File No. 333-155244).

For additional information contact:
At the company:	At Capital Insight Partners:
Pete Bloomquist	Tad Gage or Jacob Eisen
303-339-9558	312-466-7646
tgage@cap-insight.com or jeisen@cap-insight.com
FINANCIAL TABLES TO FOLLOW

Smart Move, Inc.
Condensed Statements of Operations

	Three Months Ended September 30,
	2008	2007
	(unaudited)

Sales	$4,108,439	$2,311,168

Cost of moving and storage	3,817,805	2,243,459
Depreciation, amortization and impairment	968,707	1,110,848

Total cost of moving and storage	4,786,512	3,354,307

Gross loss	(678,073)	(1,043,139)

Selling, general and administrative expenses	1,382,042	1,477,407
Depreciation and amortization	33,342	45,325

Total selling, general and administrative expenses	1,415,384	1,522,732

Operating loss	(2,093,457)	(2,565,871)

Other income (expense):
Interest income	290	23,465
Interest expense	(1,414,054)	(615,729)
Loss on value of derivative liability	(298,803)	—

Total other expense	(1,712,567)	(592,264)

Net loss	$(3,806,024)	$(3,158,135)

Net loss per share:
Basic and diluted	$(0.27)	$(0.29)

Shares used to compute net loss per share:
Basic and diluted	14,302,098	10,854,716

Smart Move, Inc.
Condensed Statements of Operations

	Nine Months Ended September 30,
	2008	2007
	(unaudited)

Sales	$7,000,864	$4,603,287

Cost of moving and storage	6,711,201	4,908,590
Depreciation, amortization and impairment	2,343,226	2,421,573

Total cost of moving and storage	9,054,427	7,330,163

Gross loss	(2,053,563)	(2,726,876)

Selling, general and administrative expenses	4,619,526	4,691,760
Depreciation and amortization	102,639	112,944

Total selling, general and administrative expenses	4,722,165	4,804,704

Operating loss	(6,775,728)	(7,531,580)

Other income (expense):
Interest income	4,584	283,195
Interest expense	(3,457,134)	(2,255,648)
Gain on value of derivative liability	553,112	—
Loss on debt extinguishment	(361,981)	—

Total other expense	(3,261,419)	(1,972,453)

Loss before income tax benefit	(10,037,147)	(9,504,033)
Income tax benefit	—	(2,367,000)

Net loss	$(10,037,147)	$(7,137,033)

Net loss per share:
Basic and diluted	$(0.77)	$(0.68)

Shares used to compute net loss per share:
Basic and diluted	12,960,896	10,502,378

Smart Move, Inc.
Condensed Balance Sheets

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$571,703	$369,189
Accounts receivable trade, net of allowance of $32,000 and $45,000, respectively	430,285	80,112
Packing supplies	89,070	94,437
Contracts in process	802,176	517,485
Prepaids and other	59,424	146,259

Total current assets	1,952,658	1,207,482

Property and equipment, net	13,472,405	15,942,718
Other assets	232,259	113,546

	13,704,664	16,056,264

Total assets	$15,657,322	$17,263,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,505,220	$2,550,281
Salaries payable	68,017	—
Accrued interest	1,052,083	435,804
Deferred revenue	1,003,048	456,247
Current portion of long-term debt and notes payable, net of discounts of $6,087.923 and $1,051,310, respectively	5,421,068	409,070
Derivative liability	2,806,288	—
Current portion of obligations under capital leases	97,724	91,648

Total current liabilities	12,953,448	3,943,050

Long-term liabilities:
Long-term debt and notes payable, less current portion, net of discounts of $70,225 and $3,552,103, respectively	3,201,402	6,353,045
Obligations under capital leases, less current portion	65,854	145,653

Total long-term liabilities	3,267,256	6,498,698

Total liabilities	16,220,704	10,441,748

Commitments and contingent liabilities	—	—

Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 17,460,111 and 10,979,699 issued and outstanding, respectively	1,745	1,097
Additional paid-in-capital	23,458,515	20,807,395
Accumulated deficit	(24,023,642)	(13,986,494)

Total shareholders’ equity	(563,382)	6,821,998

Total liabilities and shareholders’ equity	$15,657,322	$17,263,746

END